                                                Exhibit 99.1
JELD-WEN Reports Third Quarter 2024 Results
November 4, 2024
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) (“JELD-WEN” or the “Company”) today announced results for the three and nine months ended September 28, 2024. Comparability is to the same period in the prior year and all periods presented reflect the Company's Australasia segment as a discontinued operation, as appropriate and unless otherwise noted.
Third Quarter Highlights
•Net revenues from continuing operations of $934.7 million decreased (13.2%) in the third quarter driven by a (13%) Core Revenue decline as a result of (13%) lower volume/mix due to weak macro-economic conditions and a continued demand shift to entry level products.
•Net loss from continuing operations was ($73.0) million or ($0.86) per share, compared to net income from continuing operations of $16.9 million, or $0.20 per share, during the same quarter a year ago. The net loss from continuing operations includes a non-cash goodwill impairment charge in the Europe segment. Operating income margin was (5.6%) and 4.5% for the quarters ended September 28, 2024 and September 30, 2023, respectively.
•Adjusted EBITDA from continuing operations was $81.6 million, a decrease of ($24.1) million compared to $105.7 million during the same quarter a year ago. Adjusted EBITDA Margin from continuing operations was 8.7%, a decrease of (110) basis points year-over-year as lower volume/mix and higher costs in labor and materials was only partially offset by lower SG&A expense and improved productivity.
“We continue to make progress on our transformation journey, expecting $115 million of Adjusted EBITDA in 2024 from our efforts, which positions JELD-WEN for future success,” said Chief Executive Officer William J. Christensen. “Market conditions continue to deteriorate which have significantly impacted volume/mix in the near-term. In response, we continue to work diligently to align our costs with the softer market conditions while also preparing for future growth. I am proud of our associates for their dedication in implementing the necessary changes in this challenging environment.”
Third Quarter 2024 Results
Net revenues from continuing operations for the three months ended September 28, 2024 was $934.7 million, a decrease of ($142.3) million, or (13.2%), compared to $1,077.0 million for the same period last year. The decrease in net revenues was driven by a (13%) decline in Core Revenue as a result of (13%) lower volume/mix due to weak macro-economic conditions and demand shifting to entry level products.
Net loss from continuing operations was ($73.0) million in the third quarter, compared to net income from continuing operations of $16.9 million in the same period last year, a decrease of ($89.9) million. The decrease was mostly driven by a $63.4 million pre-tax, non-cash goodwill impairment charge, lower volume/mix, and increased costs to execute on JELD-WEN's transformation journey, partially offset by lower SG&A expense and improved productivity. Adjusted Net Income from continuing operations for the third quarter was $27.6 million, a decrease of ($18.0) million compared to $45.6 million in the same period last year.
Net loss per share from continuing operations for the third quarter was ($0.86), compared to EPS of $0.20 in the same quarter last year. Adjusted EPS from continuing operations for the third quarter was $0.32 compared to $0.53 in the same quarter last year. Adjusted EPS for the quarter ended September 28, 2024 excludes net after-tax charges of $100.5 million, or $1.17 per diluted share, associated mainly with costs to execute on the Company's transformation journey. Adjusted EPS for the quarter ended September 30, 2023 excludes net after-tax charges of $28.7 million or $0.33 per diluted share.
Adjusted EBITDA from continuing operations was $81.6 million, a decline of ($24.1) million compared to $105.7 million during the same quarter last year. Adjusted EBITDA Margin from continuing operations was 8.7%, a decline of (110) basis points as lower volume/mix and higher costs in labor and materials was only partially offset by lower SG&A expense and improved productivity.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

On a segment basis for the third quarter of 2024, compared to the same period last year:
•North America - Net revenue was $677.9 million, a decline of ($112.3) million, or (14.2%), driven by a (14%) decline in Core Revenue due to (14%) lower volume/mix related to weaker market demand and a demand shift towards entry level products. Net income was $35.8 million, a decline of ($4.7) million year-over-year. Operating income margin was 6.3% for the quarter ended September 28, 2024 and 8.8% for the quarter ended September 30, 2023. Adjusted EBITDA was $74.8 million, a decline of ($25.2) million while Adjusted EBITDA Margin decreased by (160) basis points to 11.0%.
•Europe - Net revenue was $256.8 million, a decline of ($29.9) million, or (10.4%), due to a (12%) decline in Core Revenue partially offset by 1% in FX translation. Core Revenue declined due to lower volume/mix (12%) related to market softness across the region. Net loss was ($66.7) million, a decline of ($77.3) million year-over-year, which includes a goodwill impairment charge of $63.4 million. Operating income margin was (24.8%) for the quarter ended September 28, 2024 and 6.0% for the quarter ended September 30, 2023. Adjusted EBITDA was $16.3 million, a decline of ($8.2) million, while Adjusted EBITDA Margin decreased by (220) basis points to 6.3%.
Cash Flow (1)
Net cash flow provided by operations was $78.0 million during the first nine months of 2024, a ($195.0) million decrease compared to net cash flow provided by operations of $273.0 million during the same period a year ago. The decreased operating cash flow was due to a change in net income of ($217.8) million and a decline in accrued expenses of ($48.6) million, both of which were partially offset by a $8.5 million improvement in cash flow associated with working capital.
Capital expenditures in the first nine months of 2024 increased by $37.7 million to $118.0 million, up from $80.4 million in the first nine months of 2023.
Free Cash Flow used in the first nine months of 2024 was ($40.0) million, compared to Free Cash Flow provided in the nine months of 2023 of $192.6 million.
(1)Cash flow for the nine months ended September 30, 2023 includes the Australasia segment.
Full Year 2024 Guidance
JELD-WEN is lowering its 2024 revenue guidance to a range of $3.7 to $3.75 billion which reflects Core Revenues that are down (13%) to (14%) compared to 2023. Further, the Company is lowering its expected 2024 Adjusted EBITDA, and now expects it will be within the range of $265 to $280 million.

	Revenue	Adjusted EBITDA	Core Revenue Decline
May 2024 Guidance	$3.9 to $4.1 billion	$340 to $380 million	(5%) to (9%)
Updated Guidance	$3.7 to $3.75 billion	$265 to $280 million	(13%) to (14%)
Due to the reduced Adjusted EBITDA guidance, the Company now expects 2024 operating cash flow to be approximately $125 million compared to the previous outlook of approximately $200 million.
Conference Call Information
JELD-WEN management will host a conference call on November 6, 2024 at 8 a.m. ET, to discuss the Company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the Company's website at https://investors.jeld-wen.com, or by dialing 888-596-4144 from the United States or +1-646-968-2525 internationally and using ID 6841220. A slide presentation highlighting the Company’s results is available on the Investor Relations section of the Company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the Company’s website at https://investors.jeld-wen.com.
About JELD-WEN Holding, Inc.
JELD-WEN Holding, Inc. (NYSE: JELD) is a leading global designer, manufacturer and distributor of high-performance interior and exterior doors, windows, and related building products serving the new construction and repair and remodeling sectors. Based in Charlotte, North Carolina, JELD-WEN operates facilities in 14 countries in North America and Europe and employs approximately 18,000 associates dedicated to bringing beauty and security to the spaces that touch our lives. The
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

JELD-WEN family of brands includes JELD-WEN® worldwide, LaCantina® and VPI™ in North America, and Swedoor® and DANA® in Europe. For more information, visit corporate.JELD-WEN.com or follow us on LinkedIn.
Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com
Media Contact:
JELD-WEN Holding, Inc.
Melissa Farrington
Vice President, Enterprise Communications
262-350-6021
mfarrington@jeldwen.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts are forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our strategic transformation journey, footprint rationalization, cost reduction and modernization initiatives, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, geopolitical and economic uncertainty, security breaches and other cybersecurity incidents, impacts on our business from weather and climate change, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties and other factors, please refer to our Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Reports on Form 10-Q filed in 2024 and our other filings with the U.S. Securities and Exchange Commission.
The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures, including Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, Adjusted EPS from continuing operations, Free Cash Flow, and Net Debt Leverage. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release.
The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that are included in certain reported GAAP results. While management is not able to provide a reconciliation of items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of certain items such as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. Although the Company believes the assumptions reflected in the range of its 2024 guidance are reasonable, actual results could vary substantially given the uncertainty regarding the future performance of the global economy, ongoing geopolitical conflicts, disruptions in supply chains, and changes in raw material prices and other costs as well as other risks and uncertainties, including those described below. In addition, the guidance ranges provided for 2024 do not include the impact of potential acquisitions or divestitures. The variability of these items may have a significant impact on our future GAAP results.
Other companies may compute these measures differently. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP.

We present several financial metrics in “Core” terms, which exclude the impact of foreign exchange, acquisitions and divestitures completed in the last twelve months. We define Core Revenue as net revenue excluding the impact of foreign exchange, and acquisitions and divestitures completed in the last twelve months. The use of “Core” metrics assists management, investors, and analysts in understanding the organic performance of the operations.
We use Adjusted EBITDA from continuing operations, Adjusted EBITDA Margin from continuing operations, Adjusted Net Income from continuing operations, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are helpful in highlighting trends because they exclude certain items outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations to measure our financial performance in reporting our results to our Board of Directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA from continuing operations. Adjusted EBITDA from continuing operations should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.
We define Adjusted EBITDA from continuing operations as income (loss) from continuing operations, net of tax, adjusted for the following items: income tax expense (benefit); depreciation and amortization; interest expense (income), net; and certain special items consisting of non-recurring net legal and professional expenses and settlements; goodwill impairment; restructuring and asset-related charges; M&A related costs; net (gain) loss on sale of business, property, and equipment; loss on extinguishment and refinancing of debt; share-based compensation expense; non-cash foreign exchange transaction/translation (gain) loss; and other special items.
Adjusted Net Income from continuing operations represents net income (loss) from continuing operations adjusted for the after-tax impact of (i) certain special items used to calculate Adjusted EBITDA from continuing operations as described above and (ii) accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024. Where applicable, the specifically identified items are tax effected at the applicable jurisdictional tax rate and tax expense is adjusted to remove the effect of discrete tax items.
Adjusted EPS from continuing operations represents net income (loss) from continuing operations per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted Net Income from continuing operations as described above.
Adjusted EBITDA Margin from continuing operations represents Adjusted EBITDA from continuing operations as a percentage of net revenues.
We present Free Cash Flow because we believe this metric assists investors and analysts in determining the quality of our earnings. Free Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures (including purchases of intangible assets). Free Cash Flow should not be considered as an alternative to net cash (used in) provided by operating activities as a liquidity measure. We also present Net Debt Leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the Company. We define Net Debt Leverage as Net Debt (total principal debt outstanding less unrestricted cash) divided by Adjusted EBITDA from continuing operations for the last twelve month period.
Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Three Months Ended
	September 28, 2024	September 30, 2023	% Variance
Net revenues	$934.7	$1,077.0	(13.2)%
Cost of sales	754.8	853.4	(11.5)%
Gross margin	179.9	223.6	(19.6)%
Selling, general and administrative	143.3	162.8	(12.0)%
Goodwill impairment	63.4	—	NM
Restructuring and asset-related charges	25.5	12.7	101.1%
Operating income	(52.4)	48.1	(209.0)%
Interest expense, net	16.3	16.7	(2.5)%
Loss on extinguishment and refinancing of debt	0.5	6.5	(92.9)%
Other income, net	(3.5)	(9.5)	(63.2)%
(Loss) income from continuing operations before taxes	(65.7)	34.3	(291.5)%
Income tax expense	7.3	17.4	(58.3)%
(Loss) income from continuing operations, net of tax	(73.0)	16.9	(531.5)%
(Loss) gain on sale of discontinued operations, net of tax	(1.4)	26.1	(105.5)%
Income from discontinued operations, net of tax	—	0.8	NM
Net (loss) income	$(74.4)	$43.8	(269.9)%
Diluted Net (loss) income per share from continuing operations	$(0.86)	$0.20
Diluted Net (loss) income per share from discontinued operations	(0.02)	0.31
Diluted Net (loss) income per share	$(0.88)	$0.51
Diluted Shares	84,554,174	86,349,840
Other financial data:
Operating income margin	(5.6)%	4.5%
Adjusted EBITDA from continuing operations (1)	$81.6	$105.7	(22.8)%
Adjusted EBITDA Margin from continuing operations (1)	8.7%	9.8%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

Consolidated Statements of Operations (Unaudited)
(In millions, except share and per share data)

	Nine Months Ended
	September 28, 2024	September 30, 2023	% Variance
Net revenues	$2,879.9	$3,283.3	(12.3)%
Cost of sales	2,337.4	2,642.3	(11.5)%
Gross margin	542.5	640.9	(15.4)%
Selling, general and administrative	494.5	478.1	3.4%
Goodwill impairment	63.4	—	NM
Restructuring and asset-related charges	60.0	28.8	108.7%
Operating (loss) income	(75.5)	134.1	(156.3)%
Interest expense, net	48.6	59.1	(17.8)%
Loss on extinguishment and refinancing of debt	1.9	6.5	(70.6)%
Other income, net	(20.2)	(11.0)	84.2%
(Loss) income from continuing operations before taxes	(105.8)	79.5	(233.1)%
Income tax expense	13.4	31.6	(57.7)%
(Loss) income from continuing operations, net of tax	(119.2)	47.9	(348.9)%
(Loss) gain on sale of discontinued operations, net of tax	(1.4)	26.1	(105.5)%
Income from discontinued operations, net of tax	—	23.2	NM
Net (loss) income	$(120.6)	$97.2	(224.1)%
Diluted Net (loss) income per share from continuing operations	$(1.40)	$0.56
Diluted Net (loss) income per share from discontinued operations	(0.02)	0.58
Diluted Net (loss) income per share	$(1.42)	$1.13
Diluted Shares	85,115,070	85,729,136
Other financial data:
Operating (loss) income margin	(2.6)%	4.1%
Adjusted EBITDA from continuing operations (1)	$235.2	$293.9	(20.0)%
Adjusted EBITDA Margin from continuing operations (1)	8.2%	9.0%
(1)Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations and Adjusted EBITDA Margin from continuing operations, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)

	September 28, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$208.5	$288.3
Restricted cash	0.8	0.8
Accounts receivable, net	491.9	516.7
Inventories	481.7	481.5
Other current assets	75.2	71.5
Assets held for sale	148.7	135.6
Total current assets	1,406.8	1,494.3
Property and equipment, net	670.8	644.2
Deferred tax assets	155.5	150.5
Goodwill	326.4	390.2
Intangible assets, net	103.3	123.9
Operating lease assets, net	132.7	146.9
Other assets	39.2	30.1
Total assets	$2,834.7	$2,980.1
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$318.9	$269.3
Accrued payroll and benefits	81.8	132.6
Accrued expenses and other current liabilities	253.1	233.8
Current maturities of long-term debt	30.9	36.2
Liabilities held for sale	9.3	7.1
Total current liabilities	693.9	678.9
Long-term debt	1,179.9	1,190.1
Unfunded pension liability	27.9	26.5
Operating lease liability	108.0	122.0
Deferred credits and other liabilities	98.5	104.8
Deferred tax liabilities	6.2	7.2
Total liabilities	2,114.4	2,129.5
Shareholders’ equity
Preferred Stock, par value $0.01 per share, 90,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: 900,000,000 shares authorized, par value $0.01 per share, 84,617,518 and 85,309,220 shares issued and outstanding as of September 28, 2024 and December 31, 2023, respectively.	0.8	0.9
Additional paid-in capital	766.4	752.2
Retained earnings	48.0	192.9
Accumulated other comprehensive loss	(95.0)	(95.3)
Total shareholders’ equity	720.3	850.6
Total liabilities and shareholders’ equity	$2,834.7	$2,980.1

JELD-WEN Holding, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Nine Months Ended
	September 28, 2024	September 30, 2023
OPERATING ACTIVITIES
Net (loss) income	$(120.6)	$97.2
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	97.6	102.7
Deferred income taxes	(9.7)	8.8
Net gain on sale of business, property and equipment	(8.2)	(3.9)
Goodwill impairment	63.4	—
Adjustment to carrying value of assets	18.0	4.8
Amortization of deferred financing costs	1.9	2.1
Loss on extinguishment and refinancing of debt	1.2	6.5
Loss on foreign currency translation adjustment related to the substantial liquidation of a foreign subsidiary	4.3	—
Loss (gain) on sale of discontinued operations, net of tax	1.4	(26.1)
Share-based compensation expense	12.6	13.2
Amortization of U.S. pension expense	—	0.4
Recovery of cost from receipts on impaired notes	(1.4)	(3.0)
Other items, net	(5.2)	(10.7)
Net change in operating assets and liabilities:
Accounts receivable	20.4	(50.2)
Inventories	(1.4)	74.8
Other assets	(0.8)	22.1
Accounts payable and accrued expenses	11.0	45.5
Change in short-term and long-term tax liabilities	(6.5)	(11.2)
Net cash provided by operating activities	78.0	273.0
INVESTING ACTIVITIES
Purchases of property and equipment	(109.8)	(69.6)
Proceeds from sale of business, property and equipment	11.7	6.3
Purchase of intangible assets	(8.2)	(10.7)
Proceeds (payments) related to the sale of our Australasia segment	—	367.5
Recovery of cost from receipts on impaired notes	1.4	3.0
Cash received for notes receivable	—	0.1
Cash received from insurance proceeds	1.7	3.2
Purchase of securities for deferred compensation plan	(3.1)	(0.9)
Net cash (used in) provided by investing activities	(106.4)	298.8
FINANCING ACTIVITIES
Change in long-term debt and payments of debt extinguishment costs	(25.6)	(549.3)
Common stock issued for exercise of options	2.9	0.2
Common stock repurchased	(24.3)	—
Payments to tax authorities for employee share-based compensation	(1.2)	(1.6)
Payments related to the sale of JW Australia	(2.0)	—
Net cash used in financing activities	(50.3)	(550.8)
Effect of foreign currency exchange rates on cash	(1.2)	(2.0)
Net (decrease) increase in cash and cash equivalents	(79.8)	19.0
Cash, cash equivalents and restricted cash, beginning	289.1	220.9
Cash, cash equivalents and restricted cash, ending	$209.3	$239.9
Cash flow for the nine months ended September 30, 2023 includes the Australasia segment.

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
(Loss) income from continuing operations, net of tax	$(73.0)	$16.9	$(119.2)	$47.9
Income tax expense	7.3	17.4	13.4	31.6
Depreciation and amortization(1)	27.9	31.0	97.6	97.5
Interest expense, net	16.3	16.7	48.6	59.1
Special items:
Net legal and professional expenses and settlements(2)	12.3	7.4	49.8	13.6
Goodwill impairment(3)	63.4	—	63.4	—
Restructuring and asset-related charges(4)(5)	25.5	12.7	60.0	28.8
M&A related costs(6)	3.0	1.2	9.2	5.2
Net gain on sale of business, property, and equipment(7)	(5.4)	(4.0)	(8.2)	(4.0)
Loss on extinguishment and refinancing of debt(8)	0.5	6.5	1.9	6.5
Share-based compensation expense(9)	2.5	3.4	12.6	12.3
Non-cash foreign exchange transaction/translation (gain) loss(10)	(0.4)	0.3	(3.1)	(0.9)
Other special items(11)	1.7	(3.7)	9.1	(3.6)
Adjusted EBITDA from continuing operations	$81.6	$105.7	$235.2	$293.9
(1)Depreciation and amortization expense includes accelerated amortization of $14.1 million in the nine months ended September 28, 2024 and $3.5 million in the three and nine months ended September 30, 2023 in Corporate and unallocated costs for an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024. In addition, depreciation and amortization expense in the nine months ended September 30, 2023 includes accelerated depreciation of $9.1 million in North America from reviews of equipment capacity optimization.
(2)Net legal and professional expenses and settlements include non-recurring transformation journey expenses of $12.0 million and $46.6 million in the three and nine months ended September 28, 2024, respectively, and $7.1 million and $12.0 million in the three and nine months ended September 30, 2023, respectively. These expenses primarily relate to the engagement of one transformation consultant for a period spanning from the third quarter of 2023 through the fourth quarter of 2024, for which we incurred $7.0 million and $35.4 million in the three and nine months ended September 28, 2024, respectively, and $5.8 million and $6.2 million in the three and nine months ended September 30, 2023, respectively. Additionally, net legal and professional expenses and settlements include amounts relating to litigation of historic legal matters of $0.2 million and $2.8 million in the three and nine months ended September 28, 2024, respectively, and of $0.2 million and $1.6 million and in the three and nine months ended September 30, 2023, respectively.
(3)Goodwill impairment consists of goodwill impairment charges associated with our Europe reporting unit.
(4)Represents severance, accelerated depreciation and amortization, equipment relocation and other expenses directly incurred as a result of restructuring events. The restructuring charges primarily relate to charges incurred to change the operating structure, eliminate certain roles, and close certain manufacturing facilities in our North America and Europe segments.
(5)For the three and nine months ended September 28, 2024, $1.4 million and $7.8 million, respectively, of product and inventory-related charges related to announced facility closures were detrimental to Adjusted EBITDA.
(6)M&A related costs consists primarily of legal and professional expenses related to the potential disposition of Towanda.

(7)Net gain on sale of business, property, and equipment in the three months ended September 28, 2024 primarily relates to the sale of our St. Kitts business. Net gain on sale of business, property, and equipment in the nine months ended September 28, 2024 primarily relates to the sale of our business in St. Kitts and property in Chile. Net gain on sale of business, property and equipment in the three and nine months ended September 30, 2023 primarily relates to the sale of a building in Melton, UK.
(8)Loss on extinguishment and refinancing of debt of $0.5 million in the three months ended September 28, 2024 is related to the redemption of the remaining $200.0 million of our 4.63% Senior Notes. Loss on extinguishment and refinancing of debt of $1.9 million in the nine months ended September 28, 2024 associated with an amendment of our Term Loan Facility and redemption of the remaining $200.0 million of our 4.63% Senior Notes. Loss on extinguishment and refinancing of debt of $6.5 million in the three and nine months ended September 30, 2023 is related to the redemption of $250.0 million of our 6.25% Senior Secured Notes and $200.0 million of our 4.63% Senior Notes.
(9)Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(10)Non-cash foreign exchange transaction/translation gain primarily associated with fair value adjustments of foreign currency derivatives and revaluation of balances denominated in foreign currencies.
(11)Other special items not core to ongoing business activity include: (i) in the three months ended September 30, 2023, ($3.1) million in income from short-term investments and forward contracts related to the JW Australia divestiture; (ii) in the nine months ended September 28, 2024, a loss of $4.3 million of cumulative foreign currency translation adjustments related to the substantial liquidation of a foreign subsidiary in Chile in our North America segment, a one-time realized foreign currency loss of $1.6 million in our Europe segment related to a cash repatriation event, and ($1.5) million of cash received on an impaired note in Corporate and unallocated costs; and (iii) in the nine months ended September 30, 2023, ($3.1) million in income from short-term investments and forward contracts related to the JW Australia divestiture.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Three Months Ended		Nine Months Ended
(amounts in millions, except share and per share data)	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
(Loss) income from continuing operations, net of tax	$(73.0)	$16.9	$(119.2)	$47.9
Special items: (1)
Net legal and professional expenses and settlements	12.3	7.4	49.8	13.6
Goodwill impairment	63.4	—	63.4	—
Restructuring and asset-related charges	25.5	12.7	60.0	28.8
M&A related costs	3.0	1.2	9.2	5.2
Net gain on sale of business, property, and equipment	(5.4)	(4.0)	(8.2)	(4.0)
Loss on extinguishment and refinancing of debt	0.5	6.5	1.9	6.5
Share-based compensation expense	2.5	3.4	12.6	12.3
Non-cash foreign exchange transaction/translation (gain) loss	(0.4)	0.3	(3.1)	(0.9)
Accelerated amortization of an ERP system (2)	—	3.5	14.1	3.5
Other special items	1.7	(3.7)	9.1	(3.6)
Tax impact of special items (3)	(7.4)	(5.0)	(31.3)	(13.8)
Tax special items(4)	4.8	6.4	16.8	9.6
Adjusted Net Income from continuing operations	$27.6	$45.6	$75.4	$105.0

Diluted (loss) income per share from continuing operations	$(0.86)	$0.20	$(1.40)	$0.56
Impact of additional dilutive shares on the reported dilutive loss per share	(0.01)	—	0.02	—
Special items: (1)
Net legal and professional expenses and settlements	0.14	0.09	0.58	0.16
Goodwill impairment	0.74	—	0.73	—
Restructuring and asset-related charges	0.30	0.15	0.69	0.34
M&A related costs	0.04	0.01	0.11	0.06
Net gain on sale of business, property, and equipment	(0.06)	(0.05)	(0.09)	(0.05)
Loss on extinguishment and refinancing of debt	0.01	0.08	0.02	0.08
Share-based compensation expense	0.03	0.04	0.15	0.14
Non-cash foreign exchange transaction/translation gain	—	—	(0.04)	(0.01)
Accelerated amortization of an ERP system (2)	—	0.04	0.16	0.04
Other special items	0.02	(0.04)	0.11	(0.04)
Tax impact of special items (3)	(0.09)	(0.06)	(0.36)	(0.16)
Tax special items (4)	0.06	0.07	0.19	0.11
Adjusted Net Income per share from continuing operations	$0.32	$0.53	$0.87	$1.22

Weighted average diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and nine months ended September 28, 2024 and September 30, 2023(5)	85,630,545	86,349,840	86,401,875	85,729,136
Adjusted Net Income from continuing operations per share may not sum due to rounding.
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
(2)Accelerated amortization of an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.

(3)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at the jurisdictional statutory tax rate.
(4)Tax special items for the three and nine months ended September 28, 2024 was primarily driven by tax expense on uncertain tax positions from audits dating back to the year 2015 of $2.4 million and $12.1 million, respectively, and valuation expense recorded against our U.S. tax attributes of $2.6 million and $4.3 million, respectively.
(5)Dilutive shares for the three months ended September 28, 2024 includes basic weighted average shares outstanding of 84,554,174 and the dilutive impact of restricted stock units, performance share units, and options to purchase common stock of 1,076,371. Dilutive shares for the nine months ended September 28, 2024 includes basic weighted average shares outstanding of 85,115,070 and the dilutive impact of restricted stock units, performance share units, and options to purchase common stock of 1,286,805.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Three Months Ended September 28, 2024
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$35.8	$(66.7)	$(42.1)	$(73.0)
Income tax expense (benefit)	6.5	2.6	(1.8)	7.3
Depreciation and amortization	18.1	7.9	1.8	27.9
Interest expense, net	0.8	—	15.5	16.3
Special items:(1)
Net legal and professional expenses and settlements	0.6	1.0	10.7	12.3
Goodwill impairment	—	63.4	—	63.4
Restructuring and asset-related charges	17.1	7.8	0.6	25.5
M&A related costs	—	—	3.0	3.0
Net (gain) loss on sale of business, property, and equipment	(5.3)	—	(0.2)	(5.4)
Loss on extinguishment and refinancing of debt	—	—	0.5	0.5
Share-based compensation expense	0.3	0.3	1.8	2.5
Non-cash foreign exchange transaction/translation loss (gain)	0.1	(0.5)	0.1	(0.4)
Other special items	0.7	0.3	0.7	1.7
Adjusted EBITDA from continuing operations	$74.8	$16.3	$(9.4)	$81.6
(1)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Three Months Ended September 30, 2023
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$40.5	$10.7	$(34.2)	$16.9
Income tax expense (benefit)	27.4	6.0	(16.0)	17.4
Depreciation and amortization(1)	17.1	7.5	6.3	31.0
Interest expense, net	0.6	0.1	16.0	16.7
Special items:(2)
Net legal and professional expenses and settlements	0.8	1.3	5.3	7.4
Restructuring and asset-related charges	11.9	0.8	—	12.7
M&A related costs	0.1	—	1.1	1.2
Net loss (gain) on sale property and equipment	0.7	(4.8)	—	(4.0)
Loss on extinguishment and refinancing of debt	—	—	6.5	6.5
Share-based compensation expense	0.9	0.5	2.0	3.4
Non-cash foreign exchange transaction/translation loss (gain)	0.1	2.3	(2.2)	0.3
Other special items	(0.2)	0.1	(3.5)	(3.7)
Adjusted EBITDA from continuing operations	$100.0	$24.5	$(18.7)	$105.7
(1)Corporate and unallocated depreciation and amortization expense includes software accelerated amortization of $3.5 million for an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.
(2)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Nine Months Ended September 28, 2024
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$82.8	$(71.7)	$(130.3)	$(119.2)
Income tax expense (benefit)	26.8	15.8	(29.2)	13.4
Depreciation and amortization(1)	55.0	22.9	19.6	97.6
Interest expense, net	2.1	0.9	45.5	48.6
Special items:(2)
Net legal and professional expenses and settlements	2.3	2.4	45.1	49.8
Goodwill impairment	—	63.4	—	63.4
Restructuring and asset-related charges	40.2	18.4	1.4	60.0
M&A related costs	—	—	9.2	9.2
Net gain on sale of business, property, and equipment	(7.8)	(0.2)	(0.2)	(8.2)
Loss on extinguishment and refinancing of debt	—	—	1.9	1.9
Share-based compensation expense	2.6	1.0	9.0	12.6
Non-cash foreign exchange transaction/translation loss (gain)	0.3	(3.8)	0.4	(3.1)
Other special items	7.2	1.9	—	9.1
Adjusted EBITDA from continuing operations	$211.6	$51.2	$(27.6)	$235.2
(1)Corporate and unallocated depreciation and amortization expense includes software accelerated amortization of $14.1 million for an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024.

(2)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.

	Nine Months Ended September 30, 2023
(amounts in millions)	North America	Europe	Corporate and Unallocated Costs	Total Consolidated
Income (loss) from continuing operations, net of tax	$127.0	$28.6	$(107.7)	$47.9
Income tax expense (benefit)	63.1	10.5	(41.9)	31.6
Depreciation and amortization(1)	62.6	22.4	12.5	97.5
Interest expense, net	4.2	0.7	54.2	59.1
Special items:(2)
Net legal and professional expenses and settlements	0.8	3.7	9.1	13.6
Restructuring and asset-related charges	25.4	2.6	0.8	28.8
M&A related costs	0.7	—	4.5	5.2
Net loss (gain) on sale of property and equipment	1.1	(5.1)	—	(4.0)
Loss on extinguishment and refinancing of debt	—	—	6.5	6.5
Share-based compensation expense	3.4	1.4	7.5	12.3
Non-cash foreign exchange transaction/translation (gain) loss	(0.2)	1.2	(1.9)	(0.9)
Other special items	—	(0.1)	(3.5)	(3.6)
Adjusted EBITDA from continuing operations	$288.0	$66.0	$(60.0)	$293.9
(1)Corporate and unallocated depreciation and amortization expense includes software accelerated amortization of $3.5 million for an ERP that we are no longer utilizing after we completed our related obligations under the JW Australia Transition Services Agreement during the first quarter of 2024. North America depreciation and amortization expense includes accelerated depreciation of $9.1 million from reviews of equipment capacity optimization.
(2)Refer to the calculation of Adjusted EBITDA from continuing operations for a discussion of the Special items listed above.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Nine Months Ended
	September 28, 2024	September 30, 2023
Net cash provided in operating activities (1)	$78.0	$273.0
Less capital expenditures (1)	118.0	80.4
Free Cash Flow (1)(2)	$(40.0)	$192.6
(1)Cash flow information is inclusive of cash flows from the Australasia segment through the divestiture date of July 2, 2023.
(2)Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Free Cash Flow, see above under the heading “Non-GAAP Financial Information.”

	September 28, 2024	December 31, 2023
Total debt	$1,210.7	$1,226.3
Less cash and cash equivalents	208.5	288.3
Net Debt (1)	$1,002.2	$938.0
Divided by trailing twelve months Adjusted EBITDA from continuing operations (2)	321.7	380.4
Net Debt Leverage (1)	3.1x	2.5x
(1)Net Debt and Net Debt Leverage are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Net Debt Leverage, see above under the heading “Non-GAAP Financial Information."

(2)Trailing twelve months Adjusted EBITDA from continuing operations for both periods. Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	September 28, 2024	September 30, 2023	% Variance
Net revenues from external customers
North America	$677.9	$790.3	(14.2)%
Europe	256.8	286.7	(10.4)%
Total Consolidated	$934.7	$1,077.0	(13.2)%
Adjusted EBITDA from continuing operations (1)
North America	$74.8	$100.0	(25.2)%
Europe	16.3	24.5	(33.5)%
Corporate and unallocated costs	(9.4)	(18.7)	(49.7)%
Total Consolidated	$81.6	$105.7	(22.8)%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”

	Nine Months Ended
	September 28, 2024	September 30, 2023	% Variance
Net revenues from external customers
North America	$2,068.5	$2,375.4	(12.9)%
Europe	811.3	907.8	(10.6)%
Total Consolidated	$2,879.9	$3,283.3	(12.3)%
Adjusted EBITDA from continuing operations (1)
North America	$211.6	$288.0	(26.5)%
Europe	51.2	66.0	(22.4)%
Corporate and unallocated costs	(27.6)	(60.0)	(54.0)%
Total Consolidated	$235.2	$293.9	(20.0)%
(1)Adjusted EBITDA from continuing operations is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA from continuing operations, see above under the heading “Non-GAAP Financial Information.”